NEWS RELEASE
For immediate release
Contact:	R. Scott Donovan, Chief Financial Officer (203) 977-0199
OdysseyRe Files its Second Quarter 2006 Report on Form 10-Q
Stamford, CT — August 28, 2006 — Odyssey Re Holdings Corp. (NYSE: ORH) announced today that it has filed its Quarterly Report on Form 10-Q for the second quarter ended June 30, 2006 with the Securities and Exchange Commission. On July 27, 2006, the Company announced that it is restating its consolidated financial results for the years 2001 through 2005, as well as its results for the three months ended March 31, 2006, to correct the accounting treatment for certain equity investments and investments containing embedded derivatives. The unaudited financial information contained in the Company’s Form 10-Q for the second quarter ended June 30, 2006 reflects the impact of this restatement. The total cumulative impact of the restatement from all prior periods through March 31, 2006 is to increase total shareholders’ equity by $16.7 million.
The Company reported net income available to common shareholders of $207.6 million, or $2.87 per diluted share, for the three months ended June 30, 2006, compared to $202.4 million, or $2.80 per diluted share, previously announced on July 27, 2006. Net income available to common shareholders was $358.0 million, or $4.95 per diluted share for the six months ended June 30, 2006, compared to $361.8 million, or $5.01 per diluted share, previously announced on July 27, 2006. Total shareholders’ equity at June 30, 2006 of $1.85 billion increased $17.4 million, from $1.83 billion previously announced on July 27, 2006.
Operating income after tax was $88.2 million, or $1.22 per diluted share, for the three months ended June 30, 2006, compared to $89.4 million, or $1.24 per diluted share, previously announced on July 27, 2006. Operating income after tax (1) excludes both net realized capital gains as reported and net realized capital gains of an equity investee included in net investment income and the loss on early extinguishment of debt.
The differences between the results reported in the Company’s Form 10-Q for the second quarter ended June 30, 2006 and the results previously announced on July 27, 2006 primarily reflect changes in the historical carrying value of the Company’s equity investment in TRG Holding Corp., an affiliated investment, the identification of investments with embedded derivatives in addition to those previously identified and changes in the realized and unrealized gains, and losses recognized on certain equity method investments subject to the restatement. The total cumulative impact of the restatement from all prior periods through March 31, 2006 was to increase net income to common shareholders by $16.3 million as compared to an approximate increase in net income of $30 million that was previously discussed by the Company. The increase in shareholders’ equity is attributable to an increase in the historical carrying value, that was not previously identified, of the Company’s equity investment in TRG Holding Corp., an affiliated investment.
As previously announced, the Company will be filing an amended 2005 Annual Report on Form 10-K to complete its restatement. Management is also in the process of completing its assessment of the impact of the restatement on the Company’s internal controls over financial reporting, including the potential existence of one or more material weaknesses. Until the Company files its amended 2005 Form 10-K, its previously published financial statements relating to periods not covered in the Form 10-Q for the second quarter ended June 30, 2006 cannot be relied upon.

(1)	“Operating income” after tax is a non-GAAP financial measure often used by investors to evaluate performance in the insurance and reinsurance industry. Operating income after tax is equal to net income available to common shareholders, excluding net realized capital gains as reported, net realized capital gains of an equity investee included in net investment income and the loss on early extinguishment of debt. Although realized capital gains or losses are an integral part of the Company’s operations, the amount recognized during any particular period cannot be reasonably estimated and can vary significantly. Management believes that providing operating income after tax to investors is a useful supplement to GAAP information concerning the Company’s performance. A reconciliation of net income available to common shareholders to operating income after tax and related amounts per diluted common share is as follows (in millions, except per share amounts):

	Three months ended June 30, 2006 (unaudited)
	Revised		As Previously Reported
		Per Diluted		Per Diluted
	$	Share	$	Share
Net income available to common shareholders	$207.6	$2.87	$202.4	$2.80
Less: Net realized capital gains, after tax	(52.5)	(0.73)	(46.1)	(0.64)
Less: Net realized capital gains of an equity investee included in net investment income, after tax	(67.1)	(0.92)	(67.1)	(0.92)
Add: Loss on early extinguishment of debt, after tax	0.2	—	0.2	—

Operating income, after tax	$88.2	$1.22	$89.4	$1.24

#   #   #
Odyssey Re Holdings Corp. is a leading worldwide underwriter of property and casualty treaty and facultative reinsurance, as well as specialty insurance. OdysseyRe operates through its subsidiaries, Odyssey America Reinsurance Corporation, Hudson Insurance Company, Hudson Specialty Insurance Company, Clearwater Insurance Company, Newline Underwriting Management Limited and Newline Insurance Company Limited. The Company underwrites through offices in the United States, London, Paris, Singapore, Toronto and Latin America. Odyssey Re Holdings Corp. is listed on the New York Stock Exchange under the symbol ORH.
#   #   #
Certain statements contained herein may constitute forward-looking statements and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: a reduction in net income if the Company’s loss reserves are insufficient; the occurrence of catastrophic events with a frequency or severity exceeding the Company’s estimates; the lowering or loss of one of the Company’s financial or claims-paying ratings, including those of the Company’s subsidiaries; an inability to realize the Company’s investment objectives; a decrease in the level of demand for the Company’s reinsurance or insurance business, or increased competition; emerging claim and coverage issues; risks relating to ongoing investigations by U.S. government authorities; the risk that ongoing regulatory developments will disrupt the Company’s business or mandate changes in industry practices that increase the Company’s costs; changes in economic conditions, including interest rate, currency, equity and credit conditions; the Company’s inability to access its subsidiaries’ cash; loss of services of any of the Company’s key employees; risks related to the Company’s use of reinsurance brokers; failure of the Company’s reinsurers to honor their obligations; regulatory and legislative changes; risks associated with the growth of the Company’s specialty insurance business; and other factors that are described in the Company’s filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.